Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated April 1, 2019 to the Board of Directors of UGI Corporation included as Exhibit No. (c)(2) to the Schedule 13E-3 filed simultaneously with the Proxy Statement/Prospectus relating to the proposed merger of AmeriGas Propane Holdings, LLC and AmeriGas Partners, L.P., and (ii) the references to and summaries of such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

May 6, 2019